Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,731,793,824.00	0.0001531	$ 571,337.63
Fees Previously Paid
	Total Transaction Valuation:	$ 3,731,793,824.00
	Total Fees Due for Filing:			$ 571,337.63
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 571,337.63
Offering Note
[1]	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, (the "Common Stock") of TEGNA Inc. ("TEGNA"). Aggregate number of securities to which transaction applies: As of the close of business on September 11, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 169,626,992, which consists of (1) 161,053,302 shares of Common Stock entitled to receive the per share merger consideration of $22.00 per share cash payment (the "Merger Consideration"); (2) 4,982,128 shares of Common Stock, an estimate of the maximum number of shares of Common Stock issuable pursuant to the settlement of restricted stock units, which are entitled to receive the Merger Consideration; (3) 3,138,107 shares of Common Stock, an estimate of the maximum number of shares of Common Stock issuable pursuant to the settlement of performance-based restricted stock units or performance share awards (in each case, assuming achievement of the applicable performance goals at the maximum level), which are entitled to receive the Merger Consideration; and (4) 453,455 shares of Common Stock, an estimate of the maximum number of shares issuable pursuant to the settlement of phantom share unit awards, which are entitled to receive the Merger Consideration. Per unit price or other proposed maximum value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 11, 2025, the proposed maximum aggregate value of transaction was calculated based on the product of (a) 169,626,992 shares of Common Stock (including 4,982,128 shares of Common Stock estimated to be issuable pursuant to the settlement of restricted stock units, 3,138,107 shares of Common Stock issuable pursuant to the settlement of performance-based restricted stock units or performance share awards (in each case, assuming achievement of the applicable performance goals at the maximum level) and 453,455 shares of Common Stock estimated to be issuable pursuant to the settlement of phantom share unit awards) and (b) the Merger Consideration.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A